UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2019

MODERNA, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38753	81-3467528
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Technology Square Cambridge, MA		02139
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (617) 714-6500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 203.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	MRNA	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

(b) Peter Barton Hutt, a member of the Board of Directors (the “Board”) of Moderna, Inc. (the “Company”), notified the Company of his resignation from the Board, including the Product Development Committee of the Board, effective December 9, 2019. Mr. Hutt’s decision to resign was not the result of any disagreement with the Company on any matters relating to the Company’s operations, policies or practices. Beginning December 10, 2019, Mr. Hutt will provide consulting services to the Company, during which period Mr. Hutt’s outstanding stock options will continue to vest.

(d) On December 10, 2019, the Board, upon the recommendation of the Nominating and Corporate Governance Committee, appointed François Nader, M.D. to the Board, to fill the vacancy resulting from Mr. Hutt’s resignation. Dr. Nader will serve as a Class I director of the Company, to hold office until the 2022 annual meeting of stockholders or until his earlier death, resignation or removal. Dr. Nader was also appointed to serve on the Product Development Committee.

Dr. Nader served as President, Chief Executive Officer and Executive Director of NPS Pharmaceuticals Inc. from 2008 until 2015, when the company was acquired by Shire. Prior to NPS, Dr. Nader was a venture partner at Care Capital, a venture capital firm. He previously served on Aventis Pharma’s North America Leadership Team, holding a number of executive positions in integrated healthcare markets and medical and regulatory affairs. Dr. Nader previously led global commercial operations at the Pasteur Vaccines division of Rhone-Poulenc.

Dr. Nader currently serves as Chairman of the board of directors of Acceleron Pharma Inc. (NASDAQ: XLRN), Prevail Therapeutics Inc. (NASDAQ: PRVL) and Talaris Therapeutics, Inc. He also serves on the board of directors of Alexion Pharmaceuticals, Inc. (NASDAQ: ALXN) and advisor for SVB-Leerink. Dr. Nader is the past Chairman of BioNJ, New Jersey’s biotechnology trade organization, and previously served on the board of the Biotechnology Industry Organization (BIO), NPS Pharmaceuticals (NASDAQ: NPSP), Advanced Accelerator Applications S.A. (NASDAQ: AAAP), Baxalta Inc. (NYSE: BXLT), Clementia Pharmaceuticals Inc. (NASDAQ: CMTA), Trevena Inc. (NASDAQ: TRVN) and Noven Pharmaceuticals Inc. (NASDAQ: NOVN). Dr. Nader earned his French doctorate in medicine from St. Joseph University in Lebanon and a physician executive MBA from the University of Tennessee.

Pursuant to the Company’s Non-Employee Director Compensation Policy (the “Policy”), the Board granted Dr. Nader an initial option to purchase 39,720 shares of the Company’s common stock at an exercise price equal to the closing market price per share of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The options will vest in full on the one-year anniversary of the date of grant, subject to Dr. Nader’s continued service on the Board. Pursuant to the Policy, the Board granted Dr. Nader an additional option to purchase 17,889 shares of the Company’s common stock at an exercise price equal to the closing market price per share of the Company’s common stock on the Nasdaq Stock Market on the date of grant. The options will vest in full on the date of the 2020 annual meeting of stockholders, subject to Dr. Nader’s continued service on the Board.

Dr. Nader has entered into the Company’s standard form of indemnification agreement, which is filed as Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on November 9, 2018.

There are no arrangements or understandings between Dr. Nader and any other person pursuant to which Dr. Nader was appointed as a member of the Board. There are no family relationships between Dr. Nader, on the one hand, and any director, executive officer or any other person nominated or chosen by the Company to become a director or executive officer, on the other. There are no related person transactions (within the meaning of Item 404(a) of Regulation S-K promulgated by the Securities and Exchange Commission) between Dr. Nader, on the one hand, and the Company, on the other.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MODERNA, INC.

Date: December 11, 2019	By:	/s/ Lori Henderson
Lori Henderson
General Counsel and Corporate Secretary